                                                                  EXECUTION COPY
                                                                  --------------

                                                                   EXHIBIT   2
                                                                          ------

================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            ORCHID BIOCOMPUTER, INC.

                              GS ACQUISITION CORP.

                                      AND

                                GENESCREEN INC.



                         DATED AS OF DECEMBER 21, 1999




================================================================================

                               TABLE OF CONTENTS

ARTICLE I THE MERGER...............................................   1

1.1     The Merger.................................................   1
1.2     Effective Time.............................................   2
1.3     Effect of the Merger.......................................   2
1.4     Certificate of Incorporation and By-Laws of Surviving
        Corporation................................................   2
1.5     Directors and Officers.....................................   2
1.6     Escrow Fund; Merger Consideration; Conversion of Company
        Common Shares and Company Preferred Shares.................   2
1.7     Cancellation of Treasury Shares............................   4
1.8     Stock Options..............................................   4
1.9     Repurchase Rights..........................................   5
1.10    Capital Stock of Merger Sub................................   5
1.11    Fractional Shares..........................................   5
1.12    Surrender of Certificates..................................   5
1.13    Further Ownership Rights in Company Common Shares and
        Company Preferred Shares...................................   7
1.14    Closing....................................................   8
1.15    Lost, Stolen or Destroyed Certificates.....................   8
1.16    Dissenters' Rights.........................................   8
1.17    Further Assurances.........................................   9
1.18    Closing of Company Transfer Books..........................   9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   9

2.1     Organization and Qualification; Subsidiaries...............   9
2.2     Certificate of Incorporation and By-laws...................  10
2.3     Capitalization.............................................  10
2.4     Authority Relative to this Agreement; Required Vote........  11
2.5     No Conflict; Required Filings and Consents.................  12
2.6     Material Agreements........................................  13
2.7     Compliance with Agreements and Law.........................  14
2.8     Financial Statements.......................................  15
2.9     Books and Records..........................................  15
2.10    Accounts and Notes Receivable..............................  15
2.11    Customers..................................................  16
2.12    Absence of Certain Changes or Events.......................  16
2.13    No Undisclosed Liabilities.................................  17
2.14    Absence of Litigation......................................  17
2.15    Employee Benefit Plans.....................................  18
2.16    Employment and Labor Matters...............................  20
2.17    Absence of Restrictions on Business Activities.............  21
2.18    Title to Assets; Leases....................................  22
2.19    Taxes......................................................  22
2.20    Environmental Matters......................................  24
2.21    Intellectual Property......................................  25
2.22    Insurance..................................................  28
2.23    Brokers....................................................  29
2.24    Certain Business Practices.................................  29
2.25    Interested Party Transactions..............................  29
2.26    Disclosure.................................................  30
2.27    HSR Filing.................................................  30
2.28    Independent Contractors....................................  30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  30

3.1     Organization and Qualification.............................  30
3.2     Capitalization.............................................  31
3.3     Authorization of Agreement.................................  31
3.4     Approvals..................................................  31
3.5     No Violation...............................................  32
3.6.    Financial Statements.......................................  32
3.7     Absence of Certain Changes or Events.......................  33
3.8     Brokers....................................................  33
3.9     Disclosure.................................................  33

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER..................  33

4.1     Conduct of Business by the Company Pending the Merger......  33
4.2     Solicitation of Other Proposals............................  36

ARTICLE V ADDITIONAL OBLIGATIONS...................................  37

5.1     Consent of Company Stockholders............................  37
5.2     Access to Information; Confidentiality.....................  38
5.3     All Reasonable Efforts; Further Assurances.................  39
5.4     Stock Options..............................................  40
5.5     Registration Rights........................................  40
5.6     Notification of Certain Matters............................  40
5.7     Public Announcements.......................................  41
5.8     Takeover Laws..............................................  42
5.9     Stockholder Agreement......................................  42
5.10    Release Agreements.........................................  42
5.11    Maintenance, Prosecution and Filing Obligations............  42
5.12    Amendment to 401(k) Plan...................................  42
5.13    Post-Closing ERISA Assessment..............................  42

ARTICLE VI CONDITIONS OF MERGER....................................  43

6.1     Conditions to Obligation of Each Party to Effect
        the Merger.................................................  43
6.2     Additional Conditions to Obligations of Parent and Merger
        Sub........................................................  44
6.3     Additional Conditions to Obligations of the Company........  46

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER......................  46

7.1     Termination................................................  46
7.2     Effect of Termination......................................  48
7.3     Fees and Expenses..........................................  48
7.4     Amendment..................................................  48
7.5     Waiver.....................................................  48

ARTICLE VIII ESCROW; INDEMNIFICATION...............................  48

8.1     Survival...................................................  48
8.2     Indemnification and Waiver.................................  49
8.3     Claims for Indemnification.................................  50
8.4     Threshold for Indemnification..............................  50
8.6     Limitations of Indemnification.............................  50
8.7     Stockholders' Representative...............................  51

ARTICLE IX GENERAL PROVISIONS......................................  52

9.1     Notices....................................................  52
9.2     Disclosure Schedules.......................................  53
9.3     Certain Definitions........................................  53
9.5     Interpretation.............................................  56

9.6     Severability...............................................  57
9.7     Entire Agreement...........................................  57
9.8     Assignment.................................................  57
9.9     Parties in Interest........................................  57
9.10    Failure or Indulgence Not Waiver; Remedies Cumulative......  57
9.11    Governing Law..............................................  57
9.12    Counterparts...............................................  58

EXHIBIT A -   Form of Stockholder Agreement
EXHIBIT B-1 - Form of Certificate of Merger
EXHIBIT B-2 - Form of Restated Certificate of Incorporation
EXHIBIT C -   Form of Release Agreement
EXHIBIT D -   Form of Opinion of Worsham, Forsythe & Wooldridge, L.L.P.
EXHIBIT E -   Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky
              and Popeo, P.C.
EXHIBIT F -   Form of Non-Competition Agreement
EXHIBIT G -   Form of Escrow Agreement

                                   SCHEDULES

COMPANY'S SCHEDULES

     1.9     List of Key Employees with Repurchase Rights
     2.1(b)  Subsidiaries and Affiliated Entities
     2.3(a)  Stock Appreciation Rights; Other Rights
     2.3(b)  Capitalization
     2.5(a)  Conflict; Required Filing
     2.5(b)  Company Approvals
     2.6     Material Agreements
     2.7     Compliance with Agreements and Law
     2.8     Financial Statements
     2.10    Accounts and Notes Receivable
     2.11    Customers and Distributors
     2.12    Certain Changes or Events
     2.14    Litigation
     2.15(a) Employee Benefit Plans
     2.15(e) Benefits; Acceleration
     2.15(g) Medical Benefits
     2.15(h) Section 280G Deductibility
     2.15(i) Severance Payments
     2.15(k) Benefit Plans; Right to Terminate
     2.15(l) Holders of Option, Warrant or Other Right to Purchase Capital
             Stock
     2.16(a) Employment and Consultant Agreements
     2.16(b) Employee Controversies
     2.17(a) Restrictions of Business Activity
     2.17(c) Retired Employees; Benefits
     2.18    Real Property
     2.19(m) Net Operating Loss; Capital Loss Carry Forwards
     2.19(n) Limitations of Net Operating Loss
     2.20    Environmental Matters
     2.21(a) Intellectual Property:  Patents, Trademarks, Copyrights
     2.21(b) Intellectual Property: Non-Exclusive Intellectual Property Rights 2.21(c) Maintenance Fees
     2.22    Insurance
     2.23    Broker Agreements
     2.25    Interested Parties

     OTHER SCHEDULES

     3.7     Absence of Certain Company Changes or Events
     4.1(l)  Related Party Agreements, Arrangements, Understandings
     5.10    Release Agreements
     6.1(l)  Non-Competition Agreements

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1999 (the "Agreement") by and among ORCHID BIOCOMPUTER, INC., a Delaware corporation ("Parent"), GS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and GENESCREEN INC., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent, and all of the issued and outstanding shares of the common stock of the Company, $.01 par value per share (the "Company Common Shares"), and all of the issued and outstanding shares of Series A Preferred Stock, $.05 par value per share (the "Company Series A Stock") and Series B Preferred Stock, $.05 par value per share (the "Company Series B Stock" and, collectively with the Company Series A Stock, the, "Company Preferred Shares"; the Company Common Shares and the Company Preferred Shares are sometimes collectively referred to herein as the "Company Shares"), of the Company, will be exchanged and converted into shares of Series E Convertible Preferred Stock, par value $.001 per share (the "Parent Preferred Stock"), of Parent or cash on the terms described herein and in the Private Placement Memorandum (as hereafter defined); and

          WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Shares and Company Preferred Shares are entering into agreements (the "Stockholder Agreements") in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement, including their agreement to vote their respective Company Common Shares and Company Preferred Shares in favor of the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, as the surviving corporation in the Merger, continue its existence under the provisions of the DGCL as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in
Article VI of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger substantially in the form of Exhibit B-1 (the "Certificate of Merger"), along with a certified copy of this Agreement, if required, with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL and immediate filing thereafter of the Restated Certificate of Incorporation of the Company substantially in the form of Exhibit B-2 (the date and time of such filing of the Certificate of Merger, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the "Effective Time").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL. The by-laws of the Merger Sub shall be the by-laws of the Surviving Corporation until thereafter amended as provided by the DGCL.

     1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws. Prior to the Effective Time, the Company shall deliver to Parent resignation letters of each of the directors of the Company to be effective as of such Effective Time.

     1.6 ESCROW FUND; MERGER CONSIDERATION; CONVERSION OF COMPANY COMMON SHARES AND COMPANY PREFERRED SHARES.

     (a) On or prior to the Closing Date (i) Parent, the Company and the Stockholders' Representative (as defined below) shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit G (the "Escrow Agreement") with State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"). At the Closing, portions of the Parent Preferred Shares and Aggregate Merger Cash Consideration ( as defined below in Section 1.6(b)) as specified in the Escrow Agreement shall be deposited by Parent in an escrow fund (the "Escrow Fund") to the Escrow Agent which shall be held by the Escrow Agent in such capacity. Such Parent Preferred Shares held in the Escrow Fund shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VIII and in the Escrow Agreement.

     (b) The aggregate amount of cash and securities to be paid to the stockholders of the Company (each, a "Company Stockholder" and collectively, the "Company Stockholders") upon the conversion of, and as consideration for, all of the issued and outstanding Company Shares at the Effective Time shall equal $18,000,000 (the "Aggregate Merger Consideration"). The Aggregate Merger Consideration shall be comprised of 4,000,000 shares of Parent Preferred Stock having the rights, preferences and terms set forth in that certain private placement offering (the "Offering") of Parent pursuant to Parent's Confidential Private Placement Memorandum dated as of May 5, 1999, as amended and supplemented to date (the "Private Placement Memorandum") ( a copy of which will be delivered to each such Company Stockholder prior to the Effective Time) and in Section 1.6 of the Parent Disclosure Schedule. Each Company Stockholder shall be entitled to that portion of the aggregate Merger Stock Consideration (as defined in Section 1.6(c)(i)) as determined in accordance with the rights and preferences of each class and series of capital stock of the Company as set forth in the Company's Certificate of Incorporation and described in Section 1.6(b) of the Parent Disclosure Schedule. Notwithstanding the foregoing, if Parent determines that Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), does not permit it to issue shares of Parent Preferred Stock to any Company Stockholder which is not an "accredited investor" as such term is defined in the Securities Act, such Company Stockholder (an "Unaccredited Company Stockholder") shall be issued, at Parent's discretion, cash in the amount of $4.50 for each share of Parent Preferred Stock to which the Unaccredited Company Stockholder would have been entitled in lieu of shares of such Parent Preferred Stock (the "Merger Cash Consideration", the aggregate Merger Cash Consideration paid to all of the Unaccredited Company Stockholders, hereinafter referred to as the "Aggregate Merger Cash Consideration").

     (c) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

          (i) Subject to the other provisions of this Article I, each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 1.7 and any Dissenting Shares (as defined in Section 1.17)) shall be converted automatically into the right to receive (i) the Exchange Ratio Fraction of a fully paid and nonassessable share of Parent Preferred Stock, together with cash, if any, in lieu of any fraction of a share of Parent Preferred Stock, pursuant to Section
1.11 (collectively, the "Merger Stock Consideration"), less such Company Stockholder's share of the Escrow Fund, and (ii) if such Company Share is held by an Unaccredited Company Shareholder, such stockholder's portion of the Aggregate Merger Cash Consideration.

          (ii) For purposes of this Agreement, the "Exchange Ratio Fraction" shall mean the quotient (calculated to the nearest five (5) decimal places) obtained by dividing (x) the result obtained from subtracting the Aggregate

Merger Cash Consideration from the Aggregate Merger Consideration by (y) $4.50, and by dividing the quotient computed thereby by the Company Number Shares (as defined below). As used herein, the "Company Number Shares" means the sum of
(A) (i) all Company Common Shares outstanding immediately prior to the Effective Time (including all Company Common Shares issued upon the exercise or cancellation of any options to purchase Company Common Shares or any warrants to purchase Company Common Shares or upon the conversion or exchange of any Company Preferred Shares), minus (ii) Company Common Shares to be canceled pursuant to
Section 1.7 and any Dissenting Shares (as defined in Section 1.16).

          (iii) As of the Effective Time, all Company Common Shares and all Company Preferred Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and all Company Common Shares and all Company Preferred Shares shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Common Shares and all Company Preferred Shares shall cease to have any rights with respect thereto, except the right to receive its portion of the Merger Stock Consideration and any cash in lieu of fractional shares of Parent Preferred Stock to be issued or portion of the Aggregate Merger Cash Consideration paid in consideration therefor upon surrender of such certificate in accordance with Section 1.12 hereof, without interest (less, in each case, the Parent Preferred Stock and the portion of Aggregate Merger Cash Consideration representing the Escrow Fund).

     1.7  CANCELLATION OF TREASURY SHARES.  Each share of Company Common
Shares or Company Preferred Shares held in the treasury of the Company and each share of Company Common Shares or Company Preferred Shares, if any, owned by Merger Sub or Parent, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     1.8  STOCK OPTIONS.  Under the terms of the Company's Amended and
Restated 1991 Stock Option Plan (the "Company Stock Plan"), all outstanding employee and consultant stock options and all non-employee director stock options, including without limitation, the incentive stock options and non-qualified stock options issued pursuant to the Company Stock Plan (collectively the "Company Options") outstanding at the Effective Time shall be deemed to be exercised immediately prior to the Effective Time for the number of additional shares of Company Common Stock as provided in the Company Stock Plan (the "Deemed Exercised Shares"). The Company shall take all actions necessary or reasonably requested by Parent to ensure that following the Effective Time no holder of any Company Options or rights pursuant to, nor any participant in, the Company Stock Plan, or any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company and any of its Subsidiaries or Affiliated Entities will have any right thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of the Company, any of its Subsidiaries or Affiliated Entities or the Surviving Corporation, except as provided in Section 1.9 below.

          1.9 REPURCHASE RIGHTS. In order to provide incentive to certain employees of the Company to remain in the employ of the Parent during a transition period following the Effective Time, each employee listed on Section
1.9 of the Company Disclosure Schedule hereto (each, a "Key Employee") shall have the right to require Parent to repurchase at a price of $4.50 per share the Parent Preferred Stock received by such Key Employee in connection with the Merger in such number and at such intervals as is set forth on Section 1.9 of the Company Disclosure Schedule (the "Repurchase Right"). In order to exercise, and as a condition precedent to the exercise of, the Repurchase Right and to receive cash in exchange for such Key Employee's shares of Parent Preferred Stock, the Key Employee must be employed by Company, Parent or any of the Subsidiaries of Parent on the respective dates set forth on Section 1.9 of the Company Disclosure Schedule corresponding with the date on which a Repurchase Right matures; provided, that, each of Keith Brown and William Baxter shall be entitled to exercise his respective Repurchase Right whether or not they continue to be employed by or associated with the Parent. If a Key Employee is not so employed by Parent on the date a Repurchase Right of such Key Employee matures, such Key Employee shall be entitled to retain the Parent Preferred Stock covered by such Repurchase Right. If a Key Employee is terminated by Parent for any reason other than Cause (as defined below), all unaccrued Repurchase Rights shall be accelerated and exercisable immediately upon termination. Notwithstanding anything to the contrary contained herein, no Repurchase Right shall be exercisable prior to the expiration of thirty (30) days from the Effective Time and all Repurchase Rights shall terminate upon the consummation by Parent of a Qualified IPO (as defined).

     The purchase price for any Parent Preferred Stock purchased under a Repurchase Right shall be subject to appropriate adjustment for any stock split, reverse stock split, recapitalization or other change in the capitalization of Parent.

     1.10 CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.11 FRACTIONAL SHARES. No fraction of a share of Parent Preferred Stock will be issued hereunder, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Preferred Stock (after aggregating all fractional shares of Parent Preferred Stocks to be received by such holder) shall receive from Parent an amount of cash (rounded up or down, as the case may be, to the nearest whole cent) equal to the product of such fraction multiplied by the $4.50.

     1.12  SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate Worsham, Forsythe & Woodridge, L.L.P to act as Exchange Agent hereunder.

          (b) PARENT TO PROVIDE PARENT PREFERRED STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Preferred Stock issuable pursuant to Section 1.6 in exchange for outstanding Company Common Shares and outstanding Company Preferred Shares, together with an estimated amount of cash to be paid pursuant to Section 1.6 as Aggregate Merger Cash Consideration and pursuant to Section 1.11 in lieu of fractional shares.

          (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Common Shares and Company Preferred Shares whose shares were converted into the right to receive shares of Parent Preferred Stock and/or a portion of the Aggregate Merger Cash Consideration pursuant to Section 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Preferred Stock, (ii) the portion of Aggregate Merger Cash Consideration, if any, to which such holder is entitled pursuant to Section 1.6 hereof and/or
(iii) cash in lieu of the fraction of a share of Parent Preferred Stock, if any, pursuant to Section 1.11 hereof. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing the number of whole shares of Parent Preferred Stock (less the shares of Parent Preferred Stock representing the Escrow Fund), (ii) the portion of the Merger Cash Consideration, if any, applicable to such holder (less any cash representing a portion of the Escrow
Fund) and/or (iii) payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.11, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Common Shares or Company Preferred Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Preferred Stock into which such Company Common Shares and Company Preferred Shares shall have been so converted and/or the right to receive such portion of the Merger Cash Consideration and/or the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.11. Any portion of the shares of Parent Preferred Stock or Merger Cash Consideration deposited with the Exchange Agent pursuant to this Section 1.12(c) which remains undistributed to the holders of the Certificates representing Company Common Shares or Company Preferred Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Shares or Company Preferred Shares who have not theretofore complied with this Article I shall thereafter look only to Parent for Parent Preferred Stock, such portion, if any, of the Merger Cash Consideration and/or any cash in lieu of fractional shares of Parent Preferred Stock and any dividends or distributions with respect to Parent Preferred Stock to which such holders may be entitled.

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable escheat Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Preferred Stock.

          (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Preferred Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) NO LIABILITY. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of Company Common Shares or Company Preferred Shares for any Parent Preferred Stock or any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) WITHHOLDING OF TAX. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares or any holder of Company Preferred Shares, as the case may be, such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares or Company Preferred Shares, as the case may be, in respect of whom such deduction and withholding were made by Parent.

     1.13 FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON SHARES AND COMPANY PREFERRED SHARES. All shares of Parent Preferred Stock issued upon the surrender for exchange of Company Common Shares and Company Preferred Shares in accordance with the terms of this Article I (including any cash paid as a portion of the Aggregate Merger Cash Consideration and/or for fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares and Company Preferred Shares under this Article I, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Shares or Company Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.14 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the parties.

     1.15 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Preferred Stock and/or cash (whether as a portion of the Aggregate Merger Cash Consideration and/or for fractional shares, if any), as may be required pursuant to Sections 1.6 or 1.11; provided, however, that Parent may, as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.16 DISSENTERS' RIGHTS. All Persons who have executed and delivered a Stockholder Agreement shall have consented to the Merger and shall have delivered their stock certificates in accordance with the terms hereof. Notwithstanding anything in this Agreement to the contrary, any Company Common Shares or Company Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or delivered a valid, unrevoked proxy in favor of the Merger, or consented thereto in writing and who has delivered written notice to the Company objecting to the Merger and demanding payment for his shares as required in accordance, and has otherwise complied, with the applicable provisions of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Parent Preferred Stock or such holder's portion of the Aggregate Merger Cash Consideration, unless and until such holder fails to elect to dissent from the Merger or effectively withdraws or otherwise loses his right to payment of the fair value of his shares under the provisions of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive Parent Preferred Stock to which such holder is entitled or such holder's portion of the Aggregate Merger Cash Consideration, without interest or dividends thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid by Parent or Merger Sub. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

     1.17 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the

Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of the Company or Merger Sub any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

     1.18 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Shares or Company Preferred Shares shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Common Shares or Company Preferred Shares are presented to the Surviving Corporation, they shall be canceled and presented to the Exchange Agent in accordance with Section 1.12.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete in all material respects on the Closing Date, except as disclosed in the disclosure schedule dated the date hereof, certified by the President and Chief Executive Officer of the Company and delivered by the Company to Parent and Merger Sub simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections specified for such item) (the "Company Disclosure Schedule") as follows:

     2.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Section 2.1(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company's directly and indirectly owned Subsidiaries and Affiliated Entities, together with the jurisdiction of incorporation or organization of each Subsidiary and Affiliated Entity and the percentage of each Subsidiary's and Affiliated Entity's outstanding capital stock or other equity or other interest owned by the

Company or another direct or indirect Subsidiary or Affiliated Entity of the Company. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries and Affiliated Entities owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

          (c) Each Subsidiary and Affiliated Entity of the Company is a legal entity, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders (with respect to each such Subsidiary or Affiliated Entity, "Subsidiary/Affiliated Entity Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary/Affiliated Entity is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     2.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent a complete and correct copy of each of its and each of its Subsidiaries' and Affiliated Entities' Certificates of Incorporation and by-laws or equivalent organizational documents, as amended or restated to the date hereof. Such Certificates of Incorporation and by-laws, as amended, and equivalent organizational documents of the Company and each of its Subsidiaries and Affiliated Entities are in full force and effect. Neither the Company nor any of its Subsidiaries or Affiliated Entities is in violation of any of the provisions of its Certificate of Incorporation or by-laws or equivalent organizational documents.

     2.3  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 15,000,000 shares divided into 10,000,000 Company Common Shares and 5,000,000 shares of Company Preferred Shares, of which 350,000 shares have been designated Company Series A Stock and 700,000 shares have been designated Company Series B Stock. As of the date hereof, (i) 2,804,239 Company Common Shares, 350,000 Company Series A Preferred Shares and 691,723 Company Series B Preferred Shares were issued and outstanding; (ii) no Company Common Shares were held in the treasury of the Company; (iii) 524,447 Company Common Shares were duly reserved for future issuance pursuant to stock options granted and outstanding pursuant to the Company Stock Plan; and (iv) no Company Common Shares were duly reserved for future issuance pursuant to issued and outstanding warrants to purchase Company Common Shares. There are no outstanding warrants to purchase any shares of the capital stock of the Company. Except as set forth above, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. All options to purchase Company Common Shares were granted under the Company Stock Plan. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, there are no outstanding stock appreciation rights of the Company and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Company. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of stock options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Law, Regulation or Order. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote. The Company Shares being acquired pursuant to this Agreement represent one hundred percent (100%) of the outstanding capital stock of the Company of all classes.

          (b) Section 2.3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock and the names of the beneficial owners of such capital stock of each of the Company's Subsidiaries and Affiliated Entities as of December 20, 1999. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries or Affiliated Entities is a party or by which any of them is bound obligating the Company or any of its Subsidiaries or Affiliated Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or Affiliated Entities or obligating the Company or any of its Subsidiaries or Affiliated Entities to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries or Affiliated Entities to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or its Subsidiaries or Affiliated Entities. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company, except as disclosed in Section 2.3(b) of the Company Disclosure Schedule.

          (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or Affiliated Entities is a party or by which the Company or any of its Subsidiaries or Affiliated Entities is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or Affiliated Entities, except for the Stockholder Agreements.

     2.4  AUTHORITY RELATIVE TO THIS AGREEMENT; REQUIRED VOTE.

          (a) Subject to the approval of this Agreement by the Company Stockholders, the Company has all necessary corporate power and authority to execute and deliver this Agreement, and each instrument required to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and authorization of this Agreement by the Company

Stockholders in accordance with the applicable provisions of the DGCL and the Company's Certificate of Incorporation and by-laws). This Agreement has been duly and validly executed and delivered by the Company and, constitutes the legal, valid and binding obligation of the Company, subject to the approval of the Company Stockholders in each case except to the extent the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditor's rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors of the Company has directed that this Agreement be submitted to the stockholders of the Company for their approval and authorization. The affirmative votes of holders of at least a majority of all outstanding Company Common Shares and Company Preferred Shares (voting together as one class) are the only votes of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the Related Agreements and the other transactions contemplated hereby and thereby. The holders of the Company Common Shares and Company Preferred Shares that are parties to the Stockholder Agreements (to be delivered to Parent as soon as reasonably practicable following the execution of this Agreement) beneficially own and have the right to vote, in the aggregate, no less than approximately 66 2/3% of the total issued and outstanding Company Common Shares and Company Preferred Shares (taken together as a single class).

     2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries and Affiliated Entities at the Closing do not, and the performance by the Company or any of its Subsidiaries and Affiliated Entities of their obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries and Affiliated Entities at the Closing, shall not (i) conflict with or violate the Certificate of Incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries and Affiliated Entities, (ii) conflict with or violate any Law, Regulation or Order in each case applicable to the Company or any of its Subsidiaries and Affiliated Entities or by which its or any of their respective properties is bound or affected, (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its Subsidiaries' or Affiliated Entities' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries or Affiliated Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries or Affiliated Entities is a party or by which the Company or any of its Subsidiaries or Affiliated Entities or its or any of their respective properties is bound or affected, (iv) cause the Parent, the Merger Sub or the Company to become subject to, or to become liable for the payment of, any Tax, or (v) cause any of the assets owned by the Company to be reassessed or revalued by any Tax authority except, in each case, as set forth in Section 2.5(a) of the Company Disclosure Schedule.

          (b) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries or Affiliated Entities at Closing do not, and the performance by the Company or any of its Subsidiaries or Affiliated Entities of their obligations under this Agreement and any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries or Affiliated Entities at Closing, shall not, require the Company or any of its Subsidiaries or Affiliated Entities to obtain any consent or waiver of any Person or the consent, approval, authorization or action by, license, waiver, qualification, Order or Permit, observe any waiting period imposed by, or make any filing with or notification to, any Court or Governmental Authority, domestic or foreign, except for (A) valid approval of the Agreement by the Company Stockholders, which approval has or will be obtained prior to the Effective Time, (B) compliance with applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), or (C) such other third party consents, approvals, authorization, licenses, waivers, qualifications, Orders or Permits set forth in Section 2.5(b) of the Company Disclosure Schedule.

          2.6 MATERIAL AGREEMENTS. Section 2.6 of the Company Disclosure Schedule sets forth a true and complete list of all contracts, licenses, agreements, permits and instruments to which the Company or any of its Subsidiary or Affiliated Entities is a party or by which any of them or any of their properties or assets may be bound, which is material to the Company and/or its Subsidiaries or Affiliated Entities (collectively, the "Material Agreements"), including without limitation (i) each agreement pursuant to which the Company or any of its Subsidiaries or Affiliated Entities has granted exclusive rights or have noncancelable terms of one year or longer, (ii) each agreement which includes the performance of services or delivery of goods of materials in an amount in excess of $100,000; (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any assets of the Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);
(iv) each agreement with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Rights; (v) each collective bargaining agreement and other agreement with any labor union or other employee representative of a group of employees; (vi) each joint venture, partnership, and other agreement (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person; (vii) each agreement containing covenants that in any way purport to restrict the business activity of the Company or materially limit the freedom of the Company to engage in any line of business or to compete with any Person; (viii) each agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods having a value in excess of $100,000; (ix) each agreement for capital expenditures in excess of $100,000; (x) each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and (xi) each written complaint received by the Company from a customer during the twelve (12) month period preceding the date hereof, the net affect of which would be the likely cancellation or termination of an agreement having a value in excess of $100,000. Complete copies of all Material Agreements have been provided by the Company to Parent and no oral Material Agreements exist. Each such Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary or Affiliated Entity and is enforceable against the Company or such Subsidiary or Affiliated Entity in accordance with its terms and the Company does not have Knowledge that any Material Agreement is not a valid and binding agreement of the other parties thereto. Except as set forth in Section 2.6 of the Company Disclosure Schedule, each Material Agreement is enforceable in each case except to the extent the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth on Section 2.6 of the Company Disclosure Schedule,
(i) no condition exists or, to the Company's Knowledge, event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would result in a loss of rights or an acceleration of an obligation or result in the creation of any Lien thereunder or pursuant thereto, or would constitute a default by the Company or any of its Subsidiary or Affiliated Entities or, to the Company's Knowledge, any other party thereto under, or result in a right in termination of, any Material Agreement. The Company and its Subsidiary and Affiliated Entities are in compliance in all material respects with the terms of the Company Approvals, except as set forth in Section 2.6 of the Company Disclosure Schedule. The continuation, validity, enforceability and effectiveness of each Material Agreement will not be affected by the consummation of the transactions contemplated by this Agreement, except as set forth on Section 2.5(a) of the Company Disclosure Schedule. Furthermore, no party to a Material Agreement has repudiated any provision thereof and communicated such repudiation to the Company, and there are no negotiations pending or in progress to revise any material terms of any Material Agreement.

          2.7 COMPLIANCE WITH AGREEMENTS AND LAW. Neither the Company nor any of its Subsidiaries or Affiliated Entities is in conflict with, or in default or violation of, any Law, Regulation or Order applicable to the Company or such Subsidiary or by which its or any of their respective properties is bound or affected. The Company has all requisite licenses, permits, certificates, authorizations and approvals including environmental, health and safety and employee health and safety permits, from foreign, federal, state and local authorities necessary to conduct the business as currently conducted (collectively, the "Permits"), all of which Permits are set forth in Section 2.7 of the Company Disclosure Schedule. All of the Permits identified in Section 2.7 of the Company Disclosure Schedule are in full force and effect, and to the Company's Knowledge, no party thereto is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. No action or claim is pending or, to the Company's Knowledge, threatened, to revoke or terminate any Permit identified in Section 2.7 of the Company Disclosure Schedule. Except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company is not nor has it been in violation of any Law, rule, Regulation, ordinance or court or administrative order (including, without limitation, those relating to building, zoning, environmental, disposal or hazardous substances, land use, health and safety and employee health and safety matters). Except as set forth on Section 2.7 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries or Affiliated Entities has received any notice or communication from any foreign, federal, state or local governmental or regulatory authority or otherwise of any such violation and, to the Company's Knowledge, no such notice or communication is threatened.

          2.8 FINANCIAL STATEMENTS. The Company has delivered to the Parent and attached hereto on Section 2.8 of the Company Disclosure Schedule are: (a) audited balance sheets of the Company as at December 31 in each of the years 1996 through 1998, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants (the most recent of which, the "Company Balance Sheet"), and (b) unaudited balance sheets of the Company as at March 31, 1999, June 30, 1999 and September 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the three, six and nine months then ended, including in each case the notes thereto. Such financial statements and notes (collectively, the "Company Financial Statements"), are true, correct and complete and fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company in all material respects as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Company Balance Sheet). Except as disclosed therein, the Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company, the Subsidiary and the Affiliated Entities are required by GAAP to be included in the Company Financial Statements of the Company.

          2.9 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects, and reflect the maintenance of an adequate system of internal controls. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

          2.10  ACCOUNTS AND NOTES RECEIVABLE.    All accounts and notes
receivable reflected in the Financial Statements and all accounts receivable arising after September 30, 1999 (collectively, the "Company Accounts Receivable") have arisen in the ordinary course of business of the Company, represent valid and enforceable obligations due to the Company (except as set forth in Section 2.10 of the Company Disclosure Schedule), and are not subject to any discount, set-off or counter-claim (except as set forth in Section 2.10 of the Company Disclosure Schedule). All such Accounts Receivable have been collected or, to the Knowledge of the Company, are fully collectible in the ordinary course of business of the Company in the aggregate amounts hereof in accordance with their terms.

          2.11  CUSTOMERS AND SUPPLIERS.    Section 2.11 of the Company
Disclosure Schedule sets forth the ten (10) customers who account for the largest sales of the Company (collectively, the "Customers") and the ten (10) largest suppliers to the Company (the "Suppliers"), together with the amount of sales and purchases attributable to such customers and suppliers expressed in dollars and as a percentage of total sales or purchases. To the Knowledge of the Company, the relationships of the Company with its Customers and its Suppliers are generally good commercial working relationships. Except as provided in Section 2.11 of the Company Disclosure Schedule, there is no plan or intention of any such Customer or Supplier, and the Company has not received any written or oral threat from any Customer, or Supplier, to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage, purchase or distribution of the services or products of the Company.

     2.12  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Since September 30, 1999, the Company and its Subsidiaries and Affiliated Entities have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice and, since such date, except as set forth on Section 2.12 of the Company Disclosure Schedule, there has not been any (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; purchase, redemption, retirement, or other acquisition by the Stockholders of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) amendment to the Certificate of Incorporation or by-laws of the Company; (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that is reasonably likely to have a Material Adverse Effect; (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Material Agreement or transaction involving a total remaining commitment by or to the Company of at lease $100,000; (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Lien on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Rights; (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000; (i) material change in the accounting methods used by the Company; (j) sale or pledge, or agreement to sell or pledge, any capital stock owned by the Company; (k) split, combination or reclassification of the Company's outstanding stock or issuance or authorization or proposed issuance of any other securities with respect to, in lieu of or in substitution for the Company Stock; (l) incurrence of any indebtedness for borrowed money or capital lease obligations outside the ordinary course of business; (m) guaranty of any indebtedness of another Person; (n) acquisition by merger or consolidation with, or by purchasing a substantial equity interest in, or by any other manner, any business or any Person; (o) acceleration, termination (other than end-of-term expirations), modification, cancellation, declaration of a default under or indication of an intent to terminate any Material Agreement (or series of related Material Agreements) involving more than $100,000 to which the Company is a party or by which it is bound; (p) any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the ordinary course of business; (q) delay or postponement of the collection of accounts receivable or the payment of accounts payable and other liabilities outside the ordinary course of business; (r) loan to, or, except in ordinary course of business, entry into any other transaction with, any of its directors, officers and employees; (s) entry into any transaction other than in the ordinary course of business; (t) agreement, whether oral or written, by the Company to do any of the foregoing; and (u) any other change, event, development or circumstance affecting the Company or any of its Subsidiaries or Affiliated Entities which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect.

          (b) Since December 31, 1998, there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, and there has not been any other action or event, and neither the Company nor any of its Subsidiaries or Affiliated Entities has agreed in writing or otherwise to take any other action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date hereof and prior to the Effective Time, or any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     2.13 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries or Affiliated Entities has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), except (a) liabilities or obligations reflected in the Company Balance Sheet, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which are not, and will not have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) liabilities or obligations which are not and will not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     2.14 ABSENCE OF LITIGATION. Except as described in Section 2.14 of the Company Disclosure Schedule, there is no Litigation pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary or Affiliated Entity of the Company, that would be or have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries or Affiliated Entities is subject to any outstanding Claim or Order which, individually or in the aggregate, has, or in the future might have, a Material Adverse Effect or would prevent, hinder or delay the Company from consummating the transactions contemplated by this Agreement.

     2.15  EMPLOYEE BENEFIT PLANS.

          (a) Section 2.15(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, restricted stock option and other equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other material employee benefit plan, fund, program, agreement or arrangement, including but not limited to vacation plans, cafeteria plans, educational assistance or reimbursement plans, spending account plans (for medical expenses, dependent care expenses, or other expenses), severance, golden parachute, termination, supplemental unemployment, plant closing or similar benefits, active health or life or other post-employment welfare or insurance plans, bonus or performance based compensation plans or arrangements, supplemental executive retirement plans or other supplemental or excess benefit plans in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any entity, or any of its Subsidiaries, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code or which could be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any officer, director, employee or former employee of the Company or any of its ERISA Affiliates, whether or not such plan has been terminated (the "Company Benefit Plans"). Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there are no restrictions on the ability of the Company, its Subsidiaries or Affiliated Entities or any of its ERISA Affiliates to amend, modify or terminate any Company Benefit Plan and each Company Benefit Plan may be assumed by the Parent or the Merger Sub.

          (b) With respect to each Company Benefit Plan, the Company has heretofore made available to Parent true and complete copies of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof), any related trust or other funding vehicle, the summary plan description and any summaries of material modifications, the three (3) most recent annual reports (with all schedules) or summaries required under ERISA or the Code, the most recent audited financial statements and most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

          (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability.

          (d) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. No Company Benefit Plan is a "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA.

          (e) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan; there are no claims pending (other than routine claims for benefits) or, to the Company's Knowledge, threatened against any Company Benefit Plan or against the assets of any Company Benefit Plan, nor are there any current or, to the Company's Knowledge, threatened Liens on the assets of any Company Benefit Plan or on the assets of the Company under any provision of ERISA. The Company and its ERISA Affiliates have, in all material respects, performed all obligations required to be performed by them (other than obligations required which have been delegated to third party administrators of any Company Benefit Plan, all of which are listed in Section 2.15(e) of the Company Disclosure Schedule) under, and have no Knowledge of any default or violation by any other party with respect to, any of the Company Benefit Plans. All contributions required to be made to any Company Benefit Plan under applicable law or the terms of the respective Company Benefit Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Benefit Plan for the current plan years. Except as disclosed on Section 2.15(e) of the Company Disclosure Schedule, or otherwise required under the applicable law, the transaction contemplated herein will not result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Company Benefit Plan.

          (f) Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code have received a favorable determination or opinion letter indicating that they are so qualified, and, to the Company's Knowledge, no event has occurred since the date of said letter(s) that will adversely affect the qualification of such Company Benefit Plan.

          (g) Except as set forth in Section 2.15(g) of the Company Disclosure Schedule, no Company Benefit Plan or written or oral agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for directors, employees or former employees of the Company or any of its Subsidiaries or Affiliated Entities or ERISA Affiliates for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan" or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (h) No amounts payable under any Company Benefit Plan will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

          (i) Except as set forth in Section 2.15(i) of the Company Disclosure Schedule, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, or the Stockholder Agreements will not entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement.

          (j) Except as would not be material in any respect to the Company, there are no pending or, to the Company's Knowledge, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

          (k) Except as set forth in Section 2.15(k) of the Company Disclosure Schedule, each Company Benefit Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except with respect to Qualified Plans, without the vesting or acceleration of any benefits promised by such Plan.

          (l) Section 2.15(l) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of the Company or any of its Subsidiaries or Affiliated Entities who holds, as of the date hereof, any option, warrant or other right to purchase Company Common Shares or Company Preferred Shares, if any, together with the number of Company Common Shares or Company Preferred Shares, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 2.15(l) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True and complete copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to Parent and are listed in
Section 2.15(l) of the Company Disclosure Schedule.

     2.16  EMPLOYMENT AND LABOR MATTERS.

          (a) Section 2.16(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company and sets forth each such individual's rate of pay or annual compensation (and the portions thereof attributable to salary and bonuses, respectively), job title and date of hire. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreement or other similar agreements of any nature (whether in writing or not) between the Company or any Subsidiary and any current or former stockholder, officer, director, employee, or any consultant. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Company Benefit Plan or any of the agreements set forth in Section 2.16(a) of the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein that could result in the payment of any such benefits or payments. Neither the Company nor any Subsidiary or Affiliated Entity is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of the Company's or any Subsidiary's or Affiliated Entities' employment policies or practices is currently being audited or investigated by any Governmental Authority. There are no pending, or to the Company's Knowledge, threatened, claims, charges, actions, lawsuits or proceedings alleging claims against the Company or any Subsidiary or Affiliated Entity brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices, and to the Company's Knowledge, no facts or circumstances exist that could give rise to any valid claims, charges, actions, lawsuits or proceedings of such nature.

          (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, there are no controversies pending or, to the Company's Knowledge, threatened, between the Company or any of its Subsidiaries or Affiliated Entities and any of their respective employees and employee relations are, in general, considered to be good; neither the Company nor any of its Subsidiaries or Affiliated Entities is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries or Affiliated Entities nor are there any activities or proceedings of any labor union or by any employees to organize any such employees of the Company or any of its Subsidiaries or Affiliated Entities; during the past five years there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries or Affiliated Entities. The Company does not have nor at the Closing will the Company have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). The Company and each of its Subsidiaries and Affiliated Entities is in material compliance with all applicable provisions of applicable state, local, federal and foreign employment, wage and hour, labor and other applicable laws.

     2.17  ABSENCE OF RESTRICTIONS ON BUSINESS ACTIVITIES.

          (a) Except as set forth in Section 2.17(a) of the Company Disclosure Schedule or as set forth in this Agreement, there is no Material Agreement or Order binding upon the Company or any of its Subsidiaries or Affiliated Entities or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or Affiliated Entities or the conduct of business by the Company or any of its Subsidiaries or Affiliated Entities as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries or Affiliated Entities. Neither the Company nor any of its Subsidiaries or Affiliated Entities is subject to any non-competition or similar restriction on their respective businesses. Neither the Company nor any of its Subsidiaries or Affiliated Entities has at any time entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

          (b) To the Company's Knowledge, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect (i) the performance of his or her duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee. To the Knowledge of the Company, no officer or other Key Employee intends to terminate his or her employment with the Company.

          (c) Section 2.17(c) of the Company Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     2.18  TITLE TO ASSETS; LEASES.

          (a) The Company owns no real property. Section 2.18 of the Company Disclosure Statement sets forth a true and complete list of all real property leased by the Company or any of its Subsidiaries or Affiliated Entities, and the aggregate monthly rental or other fee payable under such lease. All leases pursuant to which the Company or any of its

Subsidiaries or Affiliated Entities lease real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Subsidiary or Affiliated Entities has not taken adequate steps to prevent such a default from occurring or to cure such default) by the Company or its Subsidiaries or Affiliated Entities or, to the Company's Knowledge, any third party.

          (b) The Company or its Subsidiaries or Affiliated Entities, individually or together, have good and marketable title to or a valid leasehold interest in all of the properties and assets that are necessary to the conduct of the business of the Company and its Subsidiaries or Affiliated Entities as it is currently being conducted, including all of the properties and assets reflected in the Company's balance sheet as of September 30, 1999, other than any such properties or assets that have been sold or otherwise disposed of in the ordinary course of business since September 30, 1999.

          (c) The equipment of the Company is structurally sound, is in good operating condition and repair in all material respects, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Company is sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

     2.19 TAXES. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns. Except as set forth in the Company Disclosure Schedule as specified below:

          (a) All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, each of its Subsidiaries and Affiliated Entities, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries and Affiliated Entities is or has been a member, have been timely filed, and all such Tax Returns are true, complete and correct, except to the extent that any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) All Taxes payable by or with respect to the Company and each of its Subsidiaries or Affiliated Entities have been timely paid, or are adequately reserved for in accordance with GAAP on the Company Balance Sheet, except to the extent that such amount would not, individually or in the aggregate, have a Material Adverse Effect. No deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company or any of its Subsidiaries or Affiliated Entities that are not adequately reserved for in accordance with GAAP on the respective Company Balance Sheet. All assessments for Taxes due and owing by or with respect to the Company and each of its Subsidiaries or Affiliated Entities with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any of its Subsidiaries or Affiliated Entities has incurred a Tax liability from the date of the Company Balance Sheet other than a Tax liability in the ordinary course of business.

          (c) Neither the Company nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested.

          (d) Other than with respect to its Subsidiaries or Affiliated Entities the Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

          (e) Prior to the date hereof, the Company has provided Parent with written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to foreign, federal and material state income Taxes have not expired and with respect to foreign, federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

          (f) The Company is not presently and has not been a "foreign investment company" as such term is defined in Section 1246(b) of the Code.

          (g) The Company is not presently and has not been a "passive foreign investment company" as such term is defined in Section 1297(a) of the Code.

          (h) The Company is not presently and has not been at any time during the last five years a "controlled foreign corporation" as such term is defined in Section 957(a) of the Code.

          (i) The Company and its Subsidiaries and Affiliated Entities have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code.

          (j) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company or any Subsidiary or Affiliated Entities, nor has the Company or any Subsidiary or Affiliated Entity received notice of any such deficiency, delinquency or default which, in any such case, may have a Material Adverse Effect.

          (k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (l) The Company and each of its Subsidiaries and Affiliated Entities have complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign
Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

          (m) Section 2.19(m) of the Company Disclosure Schedule sets forth: (i) the net operating loss ("NOL") and (ii) capital loss carry forwards for foreign, federal income Tax purposes of each of the Company and its Subsidiaries and Affiliated Entities through the taxable year ended December 31, 1998.

          (n) Except as described in Section 2.19(n) of the Company Disclosure Schedule, the NOLs of the Company or any Subsidiary or Affiliated Entity are not, as of the date hereof, subject to Section 382 or 269 of the Code, Treasury Regulation Section 1.1502-21(c), or any similar provisions or regulations otherwise limiting the use of the NOLs of the Company or any of its Subsidiaries or Affiliated Entities.

          (o) No property of the Company or any of its Subsidiaries or Affiliated Entities is "tax-exempt use property" as such term is defined in
Section 168 of the Code.

          (p) Neither the Company nor any of its Subsidiaries or Affiliated Entities has made an election under Section 341(f) of the Code.

     2.20 ENVIRONMENTAL MATTERS. Except as described in Section 2.20 of the Company Disclosure Schedule:

          (a) the Company and its Subsidiaries and Affiliated Entities are and have been in compliance in all respects with all applicable Environmental Laws;

          (b) the Company and its Subsidiaries have obtained all Permits relating to the business required by any applicable Environmental Law and all environmental permits relating to the business of the Company and all such permits are in full force and effect in all respects; the environmental permits do not materially limit or affect the processes, methods, capacity or operating hours of the persons carrying on the business of the Company as it is currently carried on;

          (c) neither the Company nor any of its Subsidiaries has, and the Company has no Knowledge of any other Person who has, caused any unlawful or improper release, threatened release or disposal of any Hazardous Material at any properties or facilities previously or currently owned, leased or occupied by the Company or its Subsidiaries or Affiliated Entities;

          (d) the Company has no Knowledge that any of its or its Subsidiaries' or Affiliated Entities' properties or facilities are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property;

          (e) neither the Company nor any of its Subsidiaries or Affiliated Entities (i) has any liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is subject to, has notice or Knowledge of, or is required to give any notice of any Environmental Claim involving an allegation against the Company or any Subsidiary or Affiliated Entity or any properties or facilities of the Company or (iii) has Knowledge of any condition or occurrence which could reasonably be expected to form the basis of an Environmental Claim against the Company, any of its Subsidiaries or Affiliated Entities or any of their properties or facilities;

          (f) the Company and its Subsidiaries' and Affiliated Entities' properties and facilities are not subject to any, and the Company has no Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of their properties and facilities arising from any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and

          (g) there is no Environmental Claim pending, or, to the Company's Knowledge, threatened, against the Company or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law. No material capital expenditure is currently required for the Company in relation to environmental matters in order to comply with, extend, renew or obtain any environmental permit or comply with Environmental Laws. Copies of all environmental audits and other assessments, reviews and reports have been previously provided to the Parent.

     2.21  INTELLECTUAL PROPERTY.

          (a) Section 2.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all United States and foreign (i) patents and patent applications, (ii) registered and unregistered trademarks and trademark applications (including material Internet domain name registrations), (iii) service marks and service mark applications, (iv) trade names, (v) copyright registrations, and copyright applications, and (vi) licenses presently used by the Company and/or its Subsidiaries or Affiliated Entities, indicating for each, the applicable jurisdiction, registration number (or applicable number), and date issued or filed, as applicable with respect to (i), (ii), (iii), and (v) above and including the terms of such licenses (all of which, together with patent rights, trade secrets, confidential business information, formulas, processes, invention records, procedures, research and development activity reports, laboratory notebooks, copyrights, license rights and trademark rights which relate to or are used or held for use in connection with the business of the Company, are collectively referred to as, the "Intellectual

Property Rights"). Copies of such licenses have been previously provided to Parent. To the Company's Knowledge, the Intellectual Property Rights are sufficient for the conduct of the Company's business as presently conducted and as proposed to be conducted.

          (b) Section 2.21(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, and where appropriate, a description of all Intellectual Property Rights set forth in Section 2.21(a) of the Company Disclosure Schedule to which neither the Company's nor its Subsidiary's or Affiliated Entities' rights are exclusive, excluding all Intellectual Property Rights which the Company has the right to use under a shrinkwrap or similar mass marketing license. Except as otherwise disclosed in Section 2.21(b) of the Company Disclosure Schedule and excluding all Intellectual Property Rights subject to a shrinkwrap or similar mass marketing license, the Company exclusively owns or has the exclusive right to use all of the Intellectual Property Rights listed in Section 2.21(a) of the Company Disclosure Schedule. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or individuals it currently intends to hire) made prior to their employment by the Company.

          (c) All trademarks, patents and copyrights are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents), are, to the Company's Knowledge, valid and enforceable. Section 2.21(c) of the Company Disclosure Schedule sets forth the maintenance fees due on or before December 31, 1999. No trademark has been or is now involved in any cancellation and, to the Company's Knowledge, no such action is threatened with respect to any of the trademarks. Except as disclosed set forth on Section 2.21(c) of the Company Disclosure Schedule, no patent has been or is now involved in any interference, reissue, re-examination or opposing proceeding. To the Company's Knowledge, there are no potentially conflicting trademarks or potentially interfering patents of any third party. The Company has made available to Parent all opinions, reviews, assessments or analyses (whether written or oral) of the Company's ability to use patents whether owned or licensed.

          (d) Except as would not be materially adverse to the Company and each of its Subsidiaries:

               (i) The Company owns free and clear of all Liens, all owned Intellectual Property Rights used in the Company's business, and has a valid and enforceable right to use in accordance with the applicable license agreement, if any, all of the Intellectual Property Rights licensed to the Company and used in the Company's business;

               (ii) The Company and each of its Subsidiaries and Affiliated Entities have taken reasonable steps to protect and preserve the Intellectual Property Rights which the Company or such Subsidiary owns;

               (iii) The conduct of the Company's and its Subsidiaries' and Affiliated Entities' businesses as currently conducted or contemplated does not, to the Company's Knowledge, infringe upon any intellectual property rights owned or controlled by any third party;

               (iv) There is no Litigation pending or, to the Company's Knowledge, threatened nor has Company received any written communication of, and the Company has no Knowledge of any basis for a claim against it
     (a) alleging that the Company's activities, products, publications or the conduct of its businesses or that of any of its Subsidiaries or Affiliated Entities infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property Rights of the Company or any of its Subsidiaries or Affiliated Entities;

               (v) To the Company's Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property Rights owned by the Company or any of its Subsidiaries or Affiliated Entities and no such claims have been brought against any third party by the Company or any of its Subsidiaries or Affiliated Entities, and the Company has not knowingly misappropriated the trade secrets of any third party;

               (vi) Except as set forth in Section 2.5(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of or give rise to any right of any third party to terminate any of the Company's or any of its Subsidiaries' or Affiliated Entities' right to own any of the Intellectual Property Rights owned by the Company or any of its Subsidiaries or Affiliated Entities or to use any Intellectual Property Rights licensed to the Company or any of its Subsidiaries pursuant to the license agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property Rights;

          (e) All trademarks of the Company and its Subsidiaries have been in continuous use by the Company or its Subsidiaries or Affiliated Entities. To the Company's Knowledge (i) there has been no prior use of such trademarks by any third party which would confer upon said third party superior rights in such trademarks, and (ii) the registered trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

          (f) The Company and/or its Subsidiaries have taken all reasonable steps in accordance with normal industry practice to protect the Company's and its Subsidiaries' or Affiliated Entities' rights in confidential information and trade secrets of the Company and/or its Subsidiaries or Affiliated Entities. Without limiting the foregoing and except as would not be materially adverse to the Company, the Company and its Subsidiaries and Affiliated Entities have and enforce a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof. Except under confidentiality obligations, to the Knowledge of the Company, there has been no material disclosure by the Company or any Subsidiary or Affiliated Entity of the Company of material confidential information or trade secrets.

          (g) The Company has undertaken the review and assessment of the business and operations of itself and its Subsidiaries that could be adversely affected by its or their failure to be Year 2000 Compliant. The Company has requested certification from the outside vendors listed in the Company Disclosure Schedule that the computer system, hardware, software, database, device and/or equipment purchased from each such vendor and used internally by the Company, or used by such vendor in the performance of work for the Company, is or prior to and after January 1, 2000 will be Year 2000 Compliant, and has provided copies of all such certification received to date to Parent. Based on its review and assessment, the Company has no reason to believe any material liability or expense will result from or arise out of failure of any of its or its Subsidiaries or Affiliated Entities, computer systems, hardware, software, databases, devices and/or equipment to be Year 2000 Compliant.

     2.22  INSURANCE.

          (a) Section 2.22 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries and Affiliated Entities including:
(i) a summary of the loss experience under each policy incurred within the last 12 months; (ii) a statement describing each claim incurred within the last 12 months under an insurance policy for an amount in excess of $5,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims incurred within the last 12 months. There is no claim by the Company or any of its Subsidiaries and Affiliated Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and its Subsidiaries and Affiliated Entities are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall, and shall cause its Subsidiaries or Affiliated Entities to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. To the Company's Knowledge, such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries or Affiliated Entities and reasonable in light of the assets of the Company and its Subsidiaries or Affiliated Entities. As of the date hereof, the Company has not received notice of any, and to Company's Knowledge there is no threatened, termination of or material premium increase with respect to any of such policies or bonds.

          (b) Except as set forth on Section 2.22 of the Company Disclosure Schedule, (i) all policies to which the Company is a party or that provide coverage to either the Company, or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations o the Company for all risks normally insured against by a Person carrying on the same business as the Company; (D) are sufficient for compliance with all Laws and Material Agreements to which the Company is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

          (c) The Company has not received (A) any refusal of coverage from the issuer of any insurance policy of the Company or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (d) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

          (e) The Company has given notice to the insurer of all claims that may be insured thereby.

     2.23 BROKERS. No broker, financial advisor, finder or investment banker or other Person (other than Punk Ziegel & Company and Jennifer Lobo) is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements set forth in
Section 2.23 of the Company Disclosure Schedule between the Company and financial advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     2.24 CERTAIN BUSINESS PRACTICES. As of the date hereof, neither the Company nor any of its Subsidiaries or Affiliated Entities nor any director or officer, nor, to the Company's Knowledge, any employee or agent of the Company or any of its Subsidiaries or Affiliated Entities has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     2.25 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 2.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or Affiliated Entities is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries or Affiliated Entities (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any of its Subsidiaries or Affiliated Entities.

     2.26 DISCLOSURE. The representations and warranties and statements of the Company contained in this Agreement (including the Company Disclosure Schedule) do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. There is no fact known to the Company that has not been disclosed to the Parent in this Agreement (including in the Company Disclosure Schedule) that is reasonably likely to have a Material Adverse Effect on the Company.

     2.27 HSR FILING. Assuming that Parent's annual revenues and assets are each less than $100,000,000, no filing under the Hart-Scott-Rodino Act (the "HSR Act") is required in connection with the Merger, because the Company (i) is not "engaged in manufacturing" within the meaning of 16 C.F.R. (S)801.1(j) and (ii) has annual revenues and assets which are each less than $100,000,000.

     2.28  INDEPENDENT CONTRACTORS.    All individuals who are performing
services and are or were classified by the Company as "independent contractors" at the Closing Date qualify for such classification. Each of the Company's independent contractors is set forth in Section 2.28 of the Company Disclosure Schedule.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and Parent has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders ("Parent Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger, has carried on no business to date and will not carry on any business or engage in any activities other than those necessary to the Merger.

     3.2  CAPITALIZATION.

          (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 20,000,000 shares of Common Stock, $.001 par value per share (the "Parent Common Stock"), of which 850,972 shares are issued and outstanding; 1,500,000 shares are reserved for future issuance pursuant to outstanding employee stock options or other outstanding stock options; and 1,137,592 shares are reserved for future issuance pursuant to outstanding warrants; and (ii) 13,400,000 shares of preferred stock, par value $.001 per share, of which 1,200,000 shares have been designated as Series A Preferred Stock, 904,200 of which are issued or outstanding; 300,000 shares have been designated as Series B Preferred Stock, 103,840 of which are issued and outstanding; 2,493,692 shares have been designated Series C Preferred Stock, 2,480,176 of which are issued and outstanding; 367,347 shares have been designated Series D Preferred Stock, none of which are issued or outstanding; and 17,000,000 shares have been designated Series E Preferred Stock, none of which are issued or outstanding. All of the outstanding shares of Parent Preferred Stock are, and all shares to be issued as part of the Merger Stock Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 3,000 shares of Merger Sub Common Stock, of which 100 shares of Merger Sub Common Stock are outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Parent.

     3.3 AUTHORIZATION OF AGREEMENT. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, the performance of obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, in each case except to the extent that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No other corporate proceedings are required by Parent other than the approval of the Board of Directors of Parent and Merger Sub.

     3.4 APPROVALS. The execution and delivery by Parent and Merger Sub of this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing shall not, require Parent or Merger Sub to obtain any consent, approval, authorization, license, waiver, qualification, Order or permit of, observe any waiting period imposed by, or require Parent or Merger Sub to make any filing with or notification to, any Court or Governmental Authority, except for (A) compliance with applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws and (B) the filing of appropriate Merger or other documents as required by Delaware Law.

     3.5 NO VIOLATION. Assuming effectuation of all filings, notifications, and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all permits or Orders of Courts and/or Governmental Authorities set forth in Section 3.4(A) or (B) above, the execution and delivery by Parent and Merger Sub of this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance of this Agreement by each of Parent or Merger Sub of its respective obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (ii) conflict with or violate any Law, Order or Regulation in each case applicable to Parent or Merger Sub or by which either of its respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected.

     3.6 FINANCIAL STATEMENTS. Parent has delivered to the Company: (a) audited balance sheets of Parent as at December 31 in each of the years 1996 through 1998 , and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants (the most recent of which, the "Parent Balance Sheet"), and (b) unaudited balance sheets of the Parent as at March 31, 1999, June 30, 1999 and September 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the three, six and nine months then ended, including in each case the notes thereto. Such financial statements and notes (collectively, the "Parent Financial Statements"), are true, correct and complete and fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Parent in all material respects as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Parent Balance Sheet). Except as disclosed therein, the Parent Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

     3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.7 of the Parent Disclosure Schedule, since September 30, 1999, Parent has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Effect.

     3.8 BROKERS. No broker, financial advisor, finder or investment banker or other Person (other than Punk Ziegel & Company) is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has heretofore furnished to the Company a complete and correct copy of all agreements set forth in Section 3.7 of the Parent Disclosure Schedule between Parent and financial advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     3.9 DISCLOSURE. The representations and warranties and statements of Parent contained in this Agreement (including the Parent Disclosure Schedule) do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. There is no fact known to Parent that has not been disclosed to the Company in this Agreement (including in the Parent Disclosure Schedule) that is reasonably likely to have a Material Adverse Effect on Parent.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing, the Company shall conduct and shall cause the businesses of each of its Subsidiaries and Affiliated Entities to be conducted only in, and the Company and its Subsidiaries and Affiliated Entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. The Company shall use its best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries and Affiliated Entities, and to operate, and cause each of its Subsidiaries and Affiliated Entities to operate, according to plans and budgets provided to Parent, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries and Affiliated Entities, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of its Subsidiaries and Affiliated Entities with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries and Affiliated Entities has business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries or Affiliated Entities shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change the Certificate of Incorporation or By-laws or equivalent organizational document of the Company or any of its Subsidiaries or Affiliated

Entities or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries or Affiliated Entities;

          (b) issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, any of its Subsidiaries or Affiliates (except for the issuance of Company Common Shares issuable pursuant to employee stock options granted prior to the date hereof under the Company Stock Plan, or outside of any plan, which options are outstanding on the date hereof or pursuant to Company Warrants (the "Company Warrants") outstanding on the date hereof); or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company or any of its Subsidiaries or Affiliated Entities (except for sales of assets in the ordinary course of business and in a manner consistent with past practice) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary or Affiliated Entity;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary or Affiliated Entity to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries or Affiliated Entities, or propose to do any of the foregoing;

          (d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property Rights, or amend or modify in any material way any existing agreements with respect to any Intellectual Property Rights.

          (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries or Affiliated Entities entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business consistent with past practice and as otherwise permitted under any loan or credit agreement to which the Company is a party; authorize any capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and its Subsidiaries or Affiliated Entities taken as a whole; or enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 4.1(e);

          (f) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries or Affiliated Entities who are not officers of the Company in the ordinary course of business consistent with past practices, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries or Affiliated Entities, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

          (g) change, any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

          (h) create, incur, suffer to exist or assume any Lien on any of their material assets other than Liens outstanding on the date hereof;

          (i) other than in the ordinary course of business consistent with past practice, (A) enter into any material agreement, (B) modify, amend or transfer in any material respect or terminate any material agreement to which the Company or any of its Subsidiaries or Affiliated Entities is a party or waive, release or assign any material rights or claims thereto or thereunder or (C) enter into or extend any lease with respect to real property with any third party;

          (j) make any Tax election or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

          (k) settle any material Litigation or waive, assign or release any material rights or claims except, in the case of Litigation, any Litigation which settlement would not (A) impose either material restrictions on the conduct of the business of the Company or any of its Subsidiaries or Affiliated Entities or (B) for any individual Litigation item settled, exceed $50,000 in cost or value to the Company or any of its Subsidiaries or Affiliated Entities. The Company and its Subsidiaries or Affiliated Entities shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $100,000 in any instance or series of related instances or $100,000 in the aggregate or in accordance with their terms as in effect as of the date hereof;

          (l) engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any related party, other than those contemplated pursuant to the terms of this Agreement and those existing as of the date hereof which are listed in Section 4.1(l) of the Company Disclosure Schedule;

          (m) fail to renew or maintain in full force and effect all insurance policies, as the case may be, currently in effect or fail to pay any insurance premiums thereon; and

          (n) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any agreement, contract commitment or arrangement to do any of the foregoing.

     4.2  NO SOLICITATION OF OTHER PROPOSALS.

          (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries or Affiliated Entities or any of its or their respective officers, directors, employees, representatives or agents (collectively, the "Company Representatives") to, and the Company shall use its best efforts to cause each Company Stockholder who is an Affiliate not to, directly or indirectly, (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal.

          For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their Affiliates) relating to:

               (1) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Subsidiary or Affiliated Entity or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary or Affiliated Entity representing 10% or more of the outstanding capital stock of the Company or such Subsidiary or Affiliated Entity or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Subsidiary or Affiliated Entity representing 10% or more of the outstanding capital stock of the Company or such Subsidiary or Affiliated Entity, or

               (2) the sale, lease, exchange, license (whether exclusive or not), or any other disposition of any significant portion of a material Intellectual Property Right, or any significant portion of the business or other assets of the Company or any Subsidiary or Affiliated Entity, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates of the transactions contemplated hereby.

The Company shall immediately cease and cause to be terminated and shall cause all Company Representatives (and shall use its best efforts to cause its non-officer and non-director Affiliates) to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify all Company Representatives and non-officer and non-director Affiliates of its obligations under this Section 4.2.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall:

               (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger,

               (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby,

               (3) upon a request by Parent to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so within two
     (2) Business Days after such request is made,

               (4) enter, or cause the Company or any Subsidiary or Affiliated Entity to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or

               (5) resolve or announce its intention to do any of the foregoing.


                                   ARTICLE V

                             ADDITIONAL OBLIGATIONS

     5.1  CONSENT AND WAIVER OF COMPANY STOCKHOLDERS.

          (a) The Company shall promptly after the date hereof take all action necessary in accordance with the provisions of the DGCL and the Company's Certificate of Incorporation and By-laws to (1) obtain the written consent of the Company's Stockholders pursuant to (S)228 of the DGCL or (2) duly call, give notice of and (unless Parent requests otherwise) hold the Company Stockholders' Meeting (the "Company Stockholders' Meeting") as soon as practicable and shall consult with Parent in connection therewith. The Company shall mail to each Stockholder who was a stockholder on the record date for determining stockholders entitled to notice of the Meeting, (i) a notice of special meeting (which notice may be included in the Information Statement (as defined herein)),
(ii) an information statement and letter of transmittal (the "Information Statement") with respect to the matters to be submitted for stockholder approval at the Meeting, in which its board of directors shall recommend to its stockholders the approval of this Agreement; and (iii) a notice that appraisal rights are available for the Company Shares held by each such Company Stockholder, together with a statement of rights of objecting Company Stockholders, in satisfaction of the Company's obligations under Section 262 of the Delaware General Corporation Law. The Company shall use its best efforts to obtain all votes, consents, and approvals of the Company Stockholders necessary for the approval of this Agreement under the Delaware General Corporation Law and its Certificate of Incorporation and By-laws. If Company Stockholders' Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by Parent) the Company Stockholders' Meeting without the consent of Parent. The Company shall solicit from stockholders of the Company consents or proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to authorize the Merger.

     (b) Each Company Stockholder hereby (i) irrevocably waives all of his, her or its rights pursuant to Section 7 of the Certificate of Designation, Preferences, and Rights of Series E Convertible Preferred Stock of Parent to have any shares of Parent Preferred Stock redeemed by Parent, and (ii) acknowledges that each stock certificate representing such shares of Parent Preferred Stock shall bear the following legend (and the Company shall make a notation on its books of transfer to such effect):

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITATION OF RIGHTS PURSUANT TO SECTION 5.1(B) OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG ORCHID BIOCOMPUTER, INC., GS ACQUISITION CORP.. AND GENESCREEN, INC. DATED AS OF DECEMBER 21, 1999."

     The foregoing waiver shall be binding upon any and all subsequent holders of such shares of Parent Preferred Stock.

     5.2  ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries and Affiliated Entities to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries and Affiliated Entities to) furnish promptly to the other all information concerning its business, properties, books, contracts, commitments, records and personnel as such other party may reasonably request, including, without limitation information pertaining to employees and consultants excluded from any benefits plan, and each party shall make available to the other party the appropriate individuals for discussion of such party's business, properties and personnel as the other party may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          (b) The Parent shall keep all information obtained pursuant to Section 5.2(a) confidential in accordance with the terms of the confidentiality agreement, dated August 13, 1999 (the "Confidentiality Agreement"), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.7.

     5.3  ALL REASONABLE EFFORTS; FURTHER ASSURANCES.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. The Company and Parent shall use all reasonable efforts to:

               (i) obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications or Orders (including all United States and foreign governmental and regulatory rulings and approvals), required to be obtained by Parent or the Company or any of their respective Subsidiaries or Affiliated Entities, and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith);

               (ii) furnish all information required for any application or other filing to be made pursuant to any applicable law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (iii) lift, rescind or mitigate the effects of any injunction, restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened injunction, restraining order or other Order, the issuance or entry thereof, provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets material (in nature or amount) of Parent, any of its Affiliates, the Company or the holding separate of the Company Common Shares or Company Preferred Shares or imposing or seeking to impose any material limitation on the ability of Parent or any of its Subsidiaries or Affiliated Entities to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Company Common Shares or Company Preferred Shares or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates. Neither party hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

          (b) Parent and the Company shall use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in
Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other reasonable acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.4  STOCK OPTIONS.

          (a) As soon as practicable after the execution of this Agreement, the Company shall use its commercially reasonable best efforts to cause the exercise or termination of all outstanding employee and consultant stock options and all non-employee director stock options, including without limitation, the incentive stock options and non-qualified stock options issued pursuant to the Company Stock Plan. Notwithstanding the foregoing, under no circumstances shall the Company be required to offer any incentives or other consideration for the termination of such options.

          (b) The Company shall use commercially best efforts to terminate all Company Stock Plans as of the Effective Time or as promptly as practicable thereafter.

     5.5 REGISTRATION RIGHTS. As soon as practicable after the execution of this Agreement, the Company shall use commercially reasonable best efforts to terminate, effective as of the Effective Time, agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled or to cause the Company or any of its Subsidiaries or Affiliated Entities to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. The Company shall use its commercially reasonable best efforts to ensure that following the Effective Time no holder of any voting or non-voting capital stock, other equity interests, or other voting securities of the Company, or debt or other instrument convertible or exchangeable for any voting or non-voting capital stock, other equity interests, or other voting securities of the Company, will have any right thereunder or with respect thereto to cause the Company or any of its Subsidiaries or Affiliated Entities to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.

     5.6  NOTIFICATION OF CERTAIN MATTERS.

          (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any Litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Affiliated Entities or the Parent that relates to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any contract which is material to Parent or any Material Agreement of the Company; and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

          (c) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries or Affiliated Entities to give) any notices to third Persons, and use, and cause their respective Subsidiaries or Affiliated Entities to use, all reasonable efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring. If any party shall fail to obtain any such consent from a third Person, such party shall use all reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries and Affiliated Entities, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

     5.7 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Company's Board of Directors withdraws its recommendation of this Agreement in compliance herewith, the Company will no longer be required to consult with or obtain the agreement of Parent in connection with any press release or public announcement.

     5.8 TAKEOVER LAWS. If any form of anti-takeover statute, regulation or Certificate of Incorporation provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby or thereby.

     5.9 STOCKHOLDER AGREEMENTS. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each stockholder designated by the Parent (a "Consenting Stockholder") to execute and deliver to Parent a Stockholder Agreement in the form of Exhibit A attached hereto, as soon as reasonably practicable after the execution of this Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of paragraph 2 of each of the Stockholder Agreements as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Shares and Company Preferred Shares, and agrees to notify the transfer agent for any Company Common Shares and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Stockholder Agreements.

     5.10 RELEASE AGREEMENTS. The Company shall use its best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each Person identified in Section 5.10 of the Company Disclosure Schedule to execute and deliver to Parent a written release and waiver satisfactory in form and substance to Parent in its sole discretion and in substantially the form attached hereto as Exhibit C (the "Release Agreements") prior to the Effective Time, providing for, among other things, release of the Company, Parent and the Surviving Corporation and their respective Affiliates from any and all claims, known and unknown, that such Person has or may have against such Persons through the Effective Time.

     5.11 MAINTENANCE, PROSECUTION AND FILING OBLIGATIONS. The Company shall pay the costs of preparation for filing, prosecution, and maintenance of all Intellectual Property Rights as required and shall not permit the lapse of any filings following the execution of this Agreement. The Company shall provide copies of all filings and evidence of payments under this Section 5.11 to Parent.

     5.12  AMENDMENT TO 401(K) PLAN.    The Company shall promptly after the
date hereof take all action necessary in accordance with the provisions of applicable federal and state law to amend its 401(k) plan (the "401(k) Plan") to change the status of the 401(k) Plan from standardized to non-standardized and to limit the participation of individuals in the plan to the employees of the Company and its Subsidiaries.

5.13  POST-CLOSING ERISA ASSESSMENT.    As soon as reasonably practicable and no
later than eight (8) months following the Effective Time, Parent shall evaluate the benefit plans, policies, procedures, employment records, and other documents of the Company in order to determine any potential exposure of the Surviving Corporation to liability under ERISA with respect to eligibility requirements under the Company 401(k) Plan (such evaluation hereinafter referred to as the "ERISA Assessment"). Upon completion of the ERISA Assessment, Parent shall provide written notice to the Stockholders' Representative of its good faith estimate of the amount of funds reasonably sufficient to pay for potential (determined in accordance with a reasonable application of applicable law) claims related to violations of ERISA ("ERISA Claims") that are discovered during the ERISA Assessment, including reasonable legal fees not to exceed $10,000 to cover the costs of the ERISA Assessment. Parent and each of the Company Stockholders hereby agree that all ERISA Claims shall be addressed as provided for in the Escrow Agreement.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

     6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, the extent permitted by applicable Law:

          (a) STOCKHOLDER APPROVAL; EXECUTION AND DELIVERY OF AGREEMENT. This Agreement and the Merger shall have been authorized by the requisite vote of the Company Stockholders in accordance with the provisions of the DGCL and the Certificate of Incorporation and by-laws of the Company. Each of the Company Stockholders shall have executed a written consent pursuant to which each Company Stockholder agrees (i) to be bound as a party to the Agreement and (ii) to execute additional documents necessary, desirable, proper or reasonably requested by Parent to carry out the purposes of the Agreement and (iii) to use all reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger.

          (b) REGULATORY APPROVALS. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger shall have been received, except for such approvals and consents, the failure of which to have been so received, shall not have a Material Adverse Effect.

          (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect which is non-appealable, nor shall any proceeding brought by any administrative agency or commission or other Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (d) NO ORDER. No Court or Governmental Authority having jurisdiction over the Company or Parent shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement without an opportunity for appeal by either party.

          (e) PRIVATE PLACEMENT OFFERING. Parent shall have closed a private placement of Parent Preferred Shares resulting in aggregate proceeds to Parent of not less than $24,000,000.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any or all of which may be waived by Parent and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement (together with the Company Disclosure Schedule) except for those (x) representations and warranties that are qualified by materiality or Material Adverse Effect, (in which case such representations and warranties shall be true and correct in all respects) and (y) representations and warranties which address matters only as of a particular date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date), with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time. Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c) THIRD PARTY CONSENTS. Parent shall have received, prior to the Effective Time, evidence, in form and substance reasonably satisfactory to it, that those licenses, Permits, consents, waivers, approvals, authorizations, qualifications or Orders (including all United States and foreign governmental and regulatory rulings and approvals) of Governmental Authorities and other third parties described in Section 2.5(a) of the Company Disclosure Schedule (or not described in Section 2.5(a) of the Company Disclosure Schedule but required as described in Section 2.5(a) and (b) of this Agreement) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, shall not have a Material Adverse Effect.

          (d) RELATED AGREEMENTS. Each of the Related Agreements shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto immediately prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

          (e) RELEASE AGREEMENTS. Parent shall have received Release Agreements substantially in the form of Exhibit C executed and delivered by each Person identified on Section 5.10 of the Company Disclosure Schedule.

          (f) NO MATERIAL ADVERSE EFFECT. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

          (g) DISSENTING SHARES. The Dissenting Shares shall comprise not more than 5% of the issued and outstanding Company Common Shares and Company Preferred Shares.

          (h) MERGER CERTIFICATE. The Company shall have executed and delivered the Merger Certificate.

          (i) OPINION OF COUNSEL TO THE COMPANY. Parent shall have received the opinion of Worsham, Forsythe & Wooldridge, L.L.P., dated the Closing Date, substantially in the form of Exhibit D.

          (j) TERMINATION OF REGISTRATION RIGHTS. The Company shall have terminated, effective as of the Effective Time, all agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled, or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or otherwise relate to the registration of any securities of the Company, except as permitted under
Section 5.6 hereof.

          (k) CANCELLATION OF NOTE. The Company shall have executed such documents and shall have taken such actions as are necessary to cancel, effective as of the Effective Time, that certain Subordinated Convertible Term Note dated as of September 11, 1998 by Parent in favor of the Company in the original principal amount of $3,547,820.50.

          (l) NON-COMPETITION AGREEMENTS. Parent shall have received non-competition agreements executed by each of the individuals listed in Section 6.2(l) of the Company Disclosure Schedule substantially in the form of Exhibit F attached hereto.

          (m) DUE DILIGENCE REVIEW. Parent shall have completed its due diligence reviews of the business, operations, financial status, contracts and title to the properties of the Company and its Subsidiaries and the results thereof shall be satisfactory, in the sole discretion of Parent; provided, however, that Parent shall not have any obligation to undertake or, if undertaken, to complete any such due diligence review and the satisfaction of this Section 6.2(m) by waiver or completion of the due diligence review to the satisfaction of Parent shall not constitute a waiver or release of the Company with respect to any warranty, representation or obligation of the Company pursuant to this Agreement.

          (n) AMENDMENT TO 401(K) PLAN. The Company shall have amended its 401(k) Plan pursuant to Section 5.12 of this Agreement.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, (except for those (x) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date), with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Operating Officer of Parent, with respect to Parent and the Vice President of Merger Sub, with respect to Merger Sub.

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Operating Officer of Parent, with respect to Parent and the Vice President of Merger Sub, with respect to the Merger Sub.

          (c) MERGER CERTIFICATE. Merger Sub shall have executed and delivered the Merger Certificate.

          (d) OPINION OF COUNSEL TO PARENT. Company shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. dated Closing Date, substantially in form of Exhibit E.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) By either Parent or the Company if the Merger shall not have been consummated on or before December 31, 1999; provided, that the right to terminate this Agreement under this Section 7.1 shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; or

          (c) By either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case which has become final and non-appealable which prohibits the Merger; or

          (d) By either Parent or the Company, if, approval of the Merger by the requisite number of the Company Stockholders is not obtained by written consent, or if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the Company Stockholders to authorize this Agreement shall not have been obtained; or

          (e) By Parent, if the Board of Directors of the Company or any committee thereof shall have (1) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger (2) failed to present and recommend the authorization of this Agreement and the Merger to the Company Stockholders, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) entered, or caused the Company or any Subsidiary or Affiliated Entity to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (4) taken any action prohibited by Section 4.2, or (5) resolved by the Board or announced its intention to do any of the foregoing; or

          (f) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) there has been a breach at any time by the Company of any of its representations and warranties hereunder such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (ii) there has been the willful breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 10 days after written notice to the Company; or

          (g) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach at any time by Parent or Merger Sub of any of their respective representations and warranties hereunder such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), or (ii) there has been the willful breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that
Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 10 days after written notice to Parent and Merger Sub.

     7.2 EFFECT OF TERMINATION. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.3(b), 5.12, 7.3 and
Article VIII, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

     7.3  FEES AND EXPENSES.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies Parent may have hereunder or under any Related Agreement or at law or in equity for any breach of this Agreement or any of the Related Agreements.

     7.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Shares and Company Preferred Shares shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

     7.5 WAIVER. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VIII

                            ESCROW; INDEMNIFICATION

          8.1 SURVIVAL. All representations and warranties of the parties in this Agreement, or in any agreement, instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and shall expire on the first anniversary of the Closing Date, except that (a) claims, if any, asserted in writing prior to such first anniversary identified as a claim for indemnification pursuant to this Article VIII shall survive until finally resolved and satisfied in full if the party entitled to indemnification prevails in establishing its right to indemnification and (b) claims, if any, which are based upon fraud or intentional misrepresentation shall survive for the full period of the applicable statute of limitations, until finally resolved and satisfied in full if asserted on or prior to such anniversary date if the party entitled to indemnification prevails in establishing its right to indemnification.

          8.2 INDEMNIFICATION AND WAIVER. (a) Each of the Company Stockholders shall indemnify, defend and hold Parent and the Surviving Corporation and their respective officers, directors, employees and stockholders (other than the Company Stockholders and their successors in interest) and their successors and assigns, and (b) Parent shall indemnify, defend and hold the Company Stockholders, in each case from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character ("Damages") arising out of or in any manner incident, relating or attributable to:

     (i) any material inaccuracy in any representation or material breach of warranty by an indemnifying party contained in this Agreement or in any certificate, instrument or transfer or other document or agreement executed by in connection with this Agreement or otherwise made or given in connection with this Agreement;

     (ii) any failure by an indemnifying party to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed in connection with this Agreement;

    (iii) in the case of clause (a) above, arising out of any reliance by Parent on any books or records of the Company or reliance by Parent on any information furnished to Parent pursuant to this Agreement by or on behalf of the Company or the Company Stockholders;

     (iv) in the case of clause (a) above, arising out of or relating to operation of the business of the Company on or prior to the Closing Date or facts and circumstances existing at or prior to the Closing Date, whether or not such liabilities or obligations were known on such date; and

     (v) in the case of clause (b) above, arising of or relating to operation of the business of the Company after the Closing Date.

          8.3 CLAIMS FOR INDEMNIFICATION. In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this
Article VIII, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party, (iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, and shall assume all expense with respect to the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against the indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party; provided that the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this clause (iii), and (iv) if the Indemnifying Party is entitled to but fails to assume control over the defense of a claim as provided in this Section 8.3, providing that Damages associated with such claim are covered by the indemnity provisions of Section 8.2, the Indemnified Party shall have the right to defend such claim, provided further that the Indemnified Party shall obtain the prior written approval of the Indemnifying party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would imposed against the Indemnifying Party.

          In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article VIII, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

          8.4 THRESHOLD FOR INDEMNIFICATION. No claim by Parent against the Company Stockholders for indemnification pursuant to this Article VIII with respect to any item of Damages arising out of, relating or attributable to any inaccuracy in any representation or breach of warranty by the Company shall be made, unless such item, together with the aggregate of all prior Damages of Parent, shall exceed $100,000 (the "Threshold Amount") in which event Parent shall be entitled, subject to the provisions of this Article VIII to make a claim for indemnification hereunder to the extent or any and all of such Damages.

          8.5  INTENTIONALLY OMITTED.

          8.6 LIMITATIONS OF INDEMNIFICATION . The indemnification obligations of the Company Stockholders shall be several and not joint and shall be limited to their respective shares of Parent Preferred Stock or pro rata portion of the Aggregate Merger Cash Consideration held as part of the Escrow Fund.

          8.7  STOCKHOLDERS' REPRESENTATIVE.

     (a) Sandpiper Ventures LLC shall be constituted and appointed as agent ("Stockholders' Representative") for an on behalf of the Company Stockholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Preferred Stock and cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Parent and the Escrow Agent. No bond shall be required of the Stockholders' Representative, and the Stockholders' Representative and Escrow Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Representative shall constitute notice to or from each of the Company Stockholders.

     (b) The Stockholders' Representative shall not be liable for any act done or omitted hereunder as Stockholders' Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

     (c) The Stockholders' Representative shall have reasonable access to information about Parent and the reasonable assistance of Company's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders' Representative shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     (d) A decision, consent or instruction of the Stockholders' Representative shall constitute a decision of all Company Stockholders for whom shares of Parent Preferred Stock otherwise issuable to them or that portion of the Aggregate Merger Cash Consideration otherwise payable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Stockholders, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Representative as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Representative.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

          (a)  If to Parent or Merger Sub:

               Orchid Biocomputer, Inc.
               303 College Road East
               Princeton, NJ 08540
               Telephone: (609) 750-2205
               Telecopier: (609) 750-2250
               Attention:  Donald R. Marvin
               Senior Vice President, Corporate Development
               & Chief Operating Officer

               With a copy to:

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
               Boston, Massachusetts  02111
               Telephone: (617) 542-6000
               Telecopier: (617) 542-2241
               Attention:  Jeffrey M. Wiesen, Esq.

          (b)  If to the Company:

               GeneScreen Inc.
               2600 Stemmons Freeway
               Suite 133
               Dallas, TX  75207
               Telephone:  (214) 631-8152
               Telecopier: (214) 634-2898
               Attention: Keith W. Brown, President

               With a copy to:

               Worsham, Forsythe & Wooldridge, L.L.P.
               Energy Plaza
               1601 Bryan Street, 30th Floor
               Dallas, Texas  75201-3402
               Attention:  Timothy A. Mack, Esq.
               Facsimile No.:  (214) 880-0011

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent
(c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

     9.2 DISCLOSURE SCHEDULES. The Company Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any section of the Company Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other section of the Company Disclosure Schedule, be deemed to be disclosed with respect to such sections.

     9.3  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

          (a) "Affiliated Entity" means, with respect to the Company, each of the entities listed on Part 2.1(b) of the Disclosure Schedule.

          (b) "Affiliates" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 5% or more of the issued and outstanding capital stock of such Person;

          (c) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New Jersey or in the State of Delaware.

     (d) "Cause" means the following reasons upon which to terminate an employee's employment with Parent or its Subsidiaries: (a) misconduct that is materially injurious, in the reasonable judgment of the Board of Directors of Parent, to Parent or any of its Subsidiaries, stockholders or affiliates; (b) conviction of (or pleading nolo contender to) any felony or any misdemeanor involving moral turpitude which might, in the reasonable judgment of the Board of Directors of Parent, cause embarrassment to Parent or any of its Subsidiaries, stockholders or Affiliates; (c) commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the employees employment by the Company; (d) commission of an act which the Board of Directors of Parent shall reasonably have found to have involved willful misconduct or gross negligence on the part of the employee, in the conduct of his duties hereunder; (e) use of illegal drugs, habitual absenteeism, chronic alcoholism or any other form of addiction; (f) refusal or repeated failure to comply with the reasonable policies, standards or regulations of the Company; or (g) employee's material breach of the terms and conditions of his or her employment agreement.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Company Disclosure Schedule" means a schedule of even date herewith delivered by the Company to the Parent concurrently with the execution of this Agreement, which, among other things, will identify exceptions to the Company's representations and warranties contained in Article II by specific section and subsection references;

          (g) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (h) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

          (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or disposal of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (j) "Environmental Laws" means any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss. 6901 et seq.

          (k) "GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

          (l) "Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers.

          (m) "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

          (n) "Intellectual Property Right" has the meaning ascribed to such term in Section 2.21(b) of this Agreement.

          (o) "Knowledge" means (i) in the case of an individual, knowledge of a particular fact or other matter deemed to be possessed by the individual if (a) such individual, after making due inquiry, is actually aware of such fact or other matter or (ii) in the case of an entity (other than an individual) such entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, in-house counsel, patent counsel (with respect to Intellectual Property Rights only), executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          (p) "Law" means all laws, statutes and ordinances of any Governmental Agency including all decisions of Courts having the effect of law in each such jurisdiction;

          (q) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws;

          (r) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal;

          (s) "Material Adverse Effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the (1) Company and its Subsidiaries and Affiliated Entities, taken as a whole when such term, is used in relation to the Company and/or the Subsidiaries and Affiliated Entities or the context otherwise so requires, or
(2) the Parent and its Subsidiaries, taken as a whole, when such term is used in relation to the Parent or the context otherwise so requires.

          (t) "Order" means any judgment, order, writ, injunction or decree of any Court or Governmental Authority.

          (u) "Parent Balance Sheet" means the balance sheet for the year ended December 31, 1998.

          (v) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (w) "Qualified IPO" shall mean a public offering by the Parent of shares of Parent Common Stock pursuant to which Parent realizes aggregate gross proceeds of at least Twenty-Five Million Dollars ($25,000,000).

          (x) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

          (y) "Related Agreements" means the Stockholder Agreement, and Release Agreement and Confidentiality Agreement.

          (z) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (aa) "Year 2000 Compliant" shall mean the design, writing and testing of software owned or licensed by a Person (including existing products and owned software and technology currently under development) used in the operation of such Person's business as presently conducted , such that such software will at all times (i) record, store, process, calculate, manage, manipulate and present calendar dates falling before, on and after (and if applicable, spans of time including) December 31, 1999, including, without limitation, single-century formulas and multi-century formulas and (ii) create, calculate, recognize, accept, display, store, retrieve, accent, compare, sort, manipulate, or process any information dependent on or relating to such dates or otherwise provide use of dates or date-dependent or date-related data, including, but not limited to, century recognition, day-of-the week recognition, leap years, date values and interfaces of date functionalities, without loss of accuracy, functionality, data integrity and performance and will provide that all date-related data and user interface functionalities and data fields include the indication of century.

     9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or

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Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.7 ENTIRE AGREEMENT. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

     9.8 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     9.11 GOVERNING LAW. This agreement and the agreements, instruments and documents contemplated hereby will be governed by and construed in accordance with the Law of the State of Delaware (exclusive of conflicts of law principles) ("Delaware Law"). Delaware Courts within the State of Delaware and, more particularly to the fullest extent such Court shall have subject matter jurisdiction over the matter, the Court of Chancery of the State of Delaware, will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to the

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jurisdiction of such Courts or in the State of Delaware other than for such purpose. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Delaware Law, any claim that (i) such party is not personally subject to the jurisdiction of such Courts, (ii) such party and such party's property is immune from any legal process issued by such Courts or (iii) any Litigation commenced in such Courts is brought in an inconvenient forum.

     9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              ORCHID BIOCOMPUTER, INC.


                              By   /s/ Donald R. Marvin
                                   --------------------
                              Name:  Donald R. Marvin
                              Title:  Chief Operating Officer and
                                    Senior Vice President


                              GS ACQUISITION CORP.


                              By   /s/ Donald R. Marvin
                                   --------------------
                              Name:  Donald R. Marvin
                              Title:  Vice President and Secretary


                              GENESCREEN INC.


                              By   /s/ Keith W. Brown
                                   ------------------
                              Name:  Keith W. Brown
                              Title:  President/CEO

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

                             Index of Defined Terms

Acquisition Proposal...................         4.2(a)
Affiliated Entity......................         9.3(a)
Affiliates.............................         9.3(b)
Aggregate Merger Cash Consideration....         1.6(b)
Aggregate Merger Consideration.........         1.6(b)
Agreement  Caption.....................
Blue Sky Laws..........................        2.5(b)
Business Day...........................        9.3(c)
Cause..................................        9.3(d)
Certificate of Merger..................        1.2
Certificates...........................       1.12(c)
Closing................................       1.14
Closing Date...........................       1.14
Code...................................        9.3(e)
Company................................    Caption
Company Accounts Receivable............       2.10
Company Approvals......................        2.1(a)
Company Balance Sheet..................        2.8(a)
Company Benefit Plans..................       2.15(a)
Company Common Shares..................   Preamble
Company Disclosure Schedule............        9.3(f)
Company Financial Statements...........        2.8(b)
Company Number Shares..................  1.6(c)(ii)
Company Option(s)......................        1.8
Company Preferred Shares...............   Preamble
Company Representatives................        4.2(a)
Company Series A Stock.................   Preamble
Company Series B Stock.................   Preamble
Company Shares.........................   Preamble
Company Stock Plan(s)..................        1.8
Company Stockholder(s).................        1.6(b)
Company Stockholders' Meeting..........        5.1
Company Warrants.......................        4.1(b)
Confidentiality Agreement..............        5.2(b)
Consenting Stockholder.................       5.19
Control................................        9.3(g)
Court..................................        9.3(h)
Customers..............................       2.11
Damages................................        8.2(b)
Delaware Law...........................       9.11
DGCL...................................   Preamble
Deemed Exercised Shares................        1.8
Dissenting Shares......................       1.16
Effective Time.........................        1.2

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Environmental Claim....................        9.3(i)
Environmental Laws.....................        9.3(j)
ERISA..................................       2.15(a)
ERISA Affiliate........................       2.15(a)
ERISA Assessment.......................       5.13
ERISA Claim............................       5.13
Escrow Agent...........................        1.6(a)
Escrow Agreement.......................        1.6(a)
Escrow Fund............................        1.6(a)
Exchange Act...........................        2.5(b)
Exchange Agent.........................        2.5(b)
Exchange Ratio Fraction................  1.6(c)(ii)
GAAP...................................        9.3(k)
Governmental Authority.................        9.3(l)
Hazardous Material.....................        9.3(m)
HSR Act................................       2.27
Indemnified Party......................        8.2
Indemnifying Party.....................        8.3
Information Statement..................        5.1
Injunction.............................        6.1(c)
Intellectual Property Right............       2.21(b)
Key Employee...........................        1.9
Knowledge..............................        9.3(o)
Law....................................        9.3(p)
Lien...................................        9.3(q)
Litigation.............................        9.3(r)
Material Adverse Effect................        9.3(s)
Material Agreements....................        2.6
Merger.................................   Preamble
Merger Cash Consideration..............        1.6(b)
Merger Stock Consideration.............  1.6(c)(ii)
Merger Sub.............................    Caption
Merger Sub Common Stock................       1.10
NOL....................................       2.19(m)
Offering...............................        1.6(b)
Order..................................        9.3(t)
Parent.................................    Caption
Parent Approvals.......................        3.1
Parent Common Stock....................        3.2(a)
Parent Financial Statements............        3.6(b)
Parent Preferred Stock.................   Preamble
Parent Stipulated Expenses.............        7.3(d)
Permits................................        2.7
Person.................................        9.3(v)
Private Placement Memorandum...........        1.6(b)

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Proprietary Rights Act.................       2.17(b)
Qualified IPO..........................        9.3(w)
Regulation.............................        9.3(x)
Related Agreements.....................        9.3(y)
Release Agreements.....................       5.10
Repurchase Right.......................        1.9
Securities Act.........................        1.6(b)
Stockholder Agreements.................   Preamble
Stockholders' Representative...........        8.7(a)
Subsidiaries...........................        9.3(z)
Subsidiary.............................        9.3(z)
Subsidiary/Affiliate Entity Approvals..        2.1(c)
Suppliers..............................       2.11
Surviving Corporation..................        1.1
Tax....................................       2.19
Tax Returns............................       2.19
Taxes..................................       2.19
Threshold Amount.......................        8.4
Unaccredited Company Stockholder.......        1.6(b)
WARN Act...............................       2.13(b)
Year 2000 Compliant....................     9.3(aa)
401(k) Plan............................       5.12


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